As filed with the Securities and Exchange Commission on November 22, 2005.
     Registration No. 333-62866

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

LANDEC CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

California (State of Incorporation)	94-3025618 (I.R.S. Employer Identification No.)

3603 Haven Avenue
Menlo Park, CA 94025-1010
(Address of Principal Executive Offices)

Non-Plan Stock Option
1996 Stock Option Plan
New Executive Stock Option Plan
(Full Title of the Plans)

Gary T. Steele
President and Chief Executive Officer
Landec Corporation
3603 Haven Avenue
Menlo Park, CA 94025-1010
(650) 306-1650
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Copy to:
Geoffrey P. Leonard, Esq.
Orrick, Herrington & Sutcliffe LLP
1000 Marsh Road
Menlo Park, California 94025
(650) 614-7400

DEREGISTRATION OF UNSOLD SHARES
Landec Corporation (the “Registrant”) is filing this Post-Effective Amendment No. 1 to Form S-8 Registration Statement (the “Post-Effective Amendment”) to deregister certain securities originally registered by the Registrant pursuant to its Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on June 13, 2001, File No. 333-62866 (the “2001 S-8”) for offer or sale pursuant to the Registrant’s Non-Plan Stock Option, 1996 Stock Option Plan (the “1996 Plan”) and the New Executive Stock Option Plan (the “New Executive Plan”). A total of 1,500,000 shares of Common Stock were registered for issuance under the 2001 S-8.
On October 14, 2005, the shareholders of the Registrant approved the Landec Corporation 2005 Stock Incentive Plan (the “2005 Plan”). No future awards will be made under the 1996 Plan or the New Executive Plan. The total number of shares of Common Stock available for grant under the 1996 Plan and the New Executive Plan, but not actually subject to outstanding awards, as of October 14, 2005, was 25,242 and 60,000, respectively (the “Excess Shares”). The 25,242 and 60,000 Excess Shares are hereby deregistered. The Registrant will register an equal number of shares under a Registration Statement on Form S-8 for the 2005 Plan. In accordance with Rule 457(p) of the Securities Act of 1933, as amended, this Post-Effective Amendment is hereby filed to carry over the registration fees ($85.24) paid for the 25,242 and 60,000 Excess Shares that were previously registered pursuant to the 2001 S-8. The 2001 S-8 otherwise continues in effect as to the balance of the shares of Common Stock remaining available for offer or sale pursuant thereto, including and not limited to shares registered for issuance under the Non-Plan Stock Option.

SIGNATURE
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Menlo Park, State of California, on this 22nd day of November, 2005.

LANDEC CORPORATION (Registrant)
By:	/s/ Gary T. Steele
Gary T. Steele
President and Chief Executive Officer